Exhibit 99.1

Contacts:

Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation

Expands Stock Repurchase Program

SPRINGFIELD, Mass., December 27, 2012 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that its Board of Directors has authorized an additional $15.0 million for common stock repurchases through June 30, 2013.

On December 6, 2012, the company announced that its Board of Directors approved a program to repurchase up to $20.0 million of the company’s outstanding shares of common stock from time to time until June 30, 2013. The company has subsequently repurchased all of the initially authorized $20.0 million of common stock.

The amount and timing of any repurchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors. Any shares of common stock repurchased under the program will be considered issued but not outstanding shares of the company’s common stock. The company expects to fund the repurchase program using the company’s cash on hand and working capital.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P™ and Thompson/Center Arms. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include future repurchases of our common stock under our stock repurchase program, including the amount, time, and manner of repurchases, if any. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include risks that are detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the fiscal year ended April 30, 2012.